NEWS RELEASE

Contact:
Justin Gioia – (314) 342-0865
jgioia@lacledegas.com

FOR IMMEDIATE RELEASE

The Laclede Group Hosts Annual Shareholder Meeting
Directors re-elected; dividend declared

ST. LOUIS (January 28, 2010) – Today Douglas H. Yaeger, chairman, president and chief executive officer of The Laclede Group, Inc. (NYSE: LG), presented an overview of fiscal 2009 during its annual shareholder meeting at the Renaissance St. Louis Grand Hotel.

“Fiscal 2009 was indeed a successful year for our Company,” Yaeger said. “We experienced growth in earnings from continuing operations, extraordinary market opportunities for Laclede Energy Resources, significant progress in Laclede Gas’ efforts to continuously improve, and continued progress toward positioning ourselves to meet future challenges.”

During the meeting, shareholders re-elected three directors:
-	Brenda D. Newberry, chairman of the Board, The Newberry Group;
-	MaryAnn Van Lokeren, retired chairman of the Board and CEO of Krey Distributing Co.;
-	Douglas H. Yaeger, chairman of the Board, CEO and president of The Laclede Group and Laclede Gas Company.

The nominees were each elected to a three-year term.

Shareholders also ratified the appointment of Deloitte & Touche LLP as the independent registered public accountant for the Company for its fiscal year 2010.

At its Board meeting today, the Board of Directors of The Laclede Group declared a quarterly dividend of 39 ½ cents per share.  The dividend will be payable on April 1, 2010 to shareholders of record on March 11, 2010.

Headquartered in St. Louis, Missouri, The Laclede Group, Inc. is a public utility holding company committed to providing reliable natural gas service through its regulated core utility operations, while engaging in non-regulated activities that provide opportunities for sustainable growth. Its subsidiary Laclede Gas Company, the regulated operations of which are included in the Regulated Gas Distribution segment, serves approximately 630,000 residential, commercial and industrial customers in the city of St. Louis and parts of 10 counties in Eastern Missouri. Laclede Group's primary non-regulated business, Laclede Energy Resources, Inc., is included within the Non-Regulated Gas Marketing segment. For more information about Laclede Group and its subsidiaries, visit www.thelacledegroup.com.

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